Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-77682, 33-53726, 333-02948, 333-57965, 333-37168, 333-106062, and 333-106064 on Form S-8, 333-65555 and 333-122084 on Form S-3, and 333-31618 on Form S-4, of our reports dated March 14, 2005 relating to the consolidated financial statements and financial statement schedule of Caraustar Industries, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Caraustar Industries, Inc. and subsidiaries for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 14, 2005